Exhibit 99.1

    News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Fourth Quarter and Fiscal 2022 Results

Applebee’s® and IHOP® Positive Quarterly Comparable Sales Continued in Q4

Expanded into Fast Casual Segment with Acquisition of Fuzzy’s Taco Shop®

Returned Over $151 Million to Shareholders and Retired $40 Million of Long-Term Debt

GLENDALE, Calif., March 1, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the fourth quarter and fiscal 2022.

“The common denominator in the solid quarter and full-year results was the hard work of our entire team, from our franchisees to our creative and agile brand leaders,” said John Peyton, chief executive officer of Dine Brands Global, Inc. “Despite ongoing economic pressures and uncertainties, our value-oriented brands reliably continue to meet our customers’ needs and expectations. In tandem with supporting and investing in our brands, we have also taken actions to strengthen our business and create shareholder value, via the acquisition of Fuzzy’s Taco Shop and through the incremental and accretive retirement of our long-term debt and repurchase of shares.”

Vance Chang, chief financial officer, added, “We remain encouraged by the strength of our asset-light business model and even in the face of macro-challenges, we were able to achieve EBITDA above our guidance, return capital to shareholders and retire long-term debt under par.”

Domestic Restaurant Sales for the Fourth Quarter of 2022

•

Applebee’s year-over-year comparable same-restaurant sales increased 1.7% for the fourth quarter of 2022. Off-premise sales accounted for 23.8% of sales mix, representing per restaurant average weekly sales of approximately $11,500.

•

IHOP’s year-over-year domestic comparable same-restaurant sales increased 2.0% for the fourth quarter of 2022. Off-premise sales accounted for 21.7% of sales mix, representing per restaurant average weekly sales of approximately $7,700.

Fourth Quarter of 2022 Summary

•

Total revenues for the fourth quarter of 2022 were $208.0 million compared to $229.6 million for the fourth quarter of 2021. The decline was primarily due to the sale of the 69 company-operated Applebee’s units in October 2022, partially offset by the positive comparable same-restaurant sales growth at both brands.

•

Consolidated adjusted EBITDA for the fourth quarter of 2022 was $57.0 million, below the $60.1 million for the fourth quarter of 2021. The decrease was primarily due to lower company restaurants’ segment profits. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

General and Administrative (“G&A”) expenses for the fourth quarter of 2022 were $58.8 million compared to $48.9 million for the fourth quarter of 2021. The variance was primarily due to continued strategic growth investments, including the acquisition of Fuzzy’s Taco Shop and other non-recurring costs, as well as a return to normalized operations.

•

GAAP earnings per diluted share of $0.72 for the fourth quarter of 2022 compared to earnings per diluted share of $1.14 for the fourth quarter of 2021. The variance was primarily due to higher G&A expenses including acquisition-related charges and lower contribution from company-operated units, partially offset by lower share count and a gain on debt extinguishment.

•

Adjusted earnings per diluted share of $1.34 for the fourth quarter of 2022 compared to adjusted earnings per diluted share of $1.32 for the fourth quarter of 2021. The increase was primarily due to lower share count and one-time tax adjustments partially offset by higher G&A costs. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•	Development activity by Applebee’s and IHOP franchisees for the fourth quarter of 2022 resulted in the opening of 32 new restaurants and the closure of 9 restaurants.

2022 Summary

•

Total 2022 revenues were $909.4 million compared to $896.2 million for the prior year. The increase was primarily due to strong comparable same restaurant sales growth at both brands and the net addition of new units, partially offset by the sale of the 69 company-operated Applebee’s units in Q4.

•

Consolidated adjusted 2022 EBITDA was $251.9 million, which compared to $253.3 million for 2021. The decrease was primarily due to lower company restaurants’ segment profits, partially offset by a higher franchise segment contribution. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

G&A expenses for 2022 were $190.7 million compared to $171.8 million for 2021. The variance was primarily due to continued strategic growth investments resulting in a higher level of professional services including the acquisition of Fuzzy’s Taco Shop and other non-recurring costs. These higher costs also were related to a return to normalized operations.

•

GAAP earnings per diluted share of $4.96 for 2022 compared to earnings per diluted share of $5.66 for 2021. The variance was primarily due to higher G&A expenses and higher income tax expense, partially offset by lower share count, an increase in gross profit and a favorable swing in gain/loss on disposals of assets.

•

Adjusted earnings per diluted share of $6.20 for 2022 compared to adjusted earnings per diluted share of $6.54 for 2021. The variance was primarily due to an increase in G&A expenses and higher income tax expense, partially offset by lower share count and an increase in gross profit. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

Cash flows provided by operating activities for 2022 were $89.3 million. This compares to cash provided by operating activities of $195.8 million for 2021. The decline was primarily due to the change in working capital, resulting from payments related to higher incentive compensation earned in 2021, but paid in the first quarter of 2022, and the timing of marketing and other disbursements. Working capital for fiscal 2021 also benefitted from the one-time collection of franchisee deferrals, which did not recur in 2022.

•

The Company had adjusted free cash flow of $64.6 million for 2022. This compares to adjusted free cash flow of $191.0 million for 2021. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for 2022 resulted in the opening of 67 new restaurants and the closure of 39 restaurants.

Key Balance Sheet Metrics (as of December 31, 2022)

•	Total cash, cash equivalents and restricted cash of $325.0 million, of which $269.7 million was unrestricted cash.

•	Leverage ratio of 4.4x compared to 4.3x as of September 30, 2022.

•	Debt service coverage ratio was 4.1x compared to 4.2x as of September 30, 2022.

•	Capacity under the revolving credit facility of $221.6 million available, with a $100 million draw down in August 2022 and $3.4 million pledged.

GAAP Effective Tax Rate

The 2022 effective tax rate of 29.3% applied to pretax book income was different than the statutory Federal income tax rate of 21% due to the state and local income taxes and the non-deductibility of executive compensation. The effective tax rate further increased due to the increase in the effective state tax rate applied to revaluating deferred tax balances. The increase in the effective state tax rate was due to the non-recurring refranchising of 69 Applebee’s company-operated restaurants in the fourth quarter of 2022 and various state legislative changes.

Capital Returns to Debt and Equity Holders

The Company repurchased $120 million of its common stock in 2022.

During December, the Company retired $40 million of its long-term debt, leaving a balance of $653 million of debt outstanding in the Class A-2-I tranche.

On February 16, 2023, the Company’s Board of Directors authorized a debt repurchase program of up to $100 million.

On February 21, 2023, it was announced the Company’s Board of Directors declared and approved a quarterly cash dividend of $0.51 per share of common stock. The dividend will be paid on March 31, 2023, to the Company’s stockholders of record at the close of business on March 20, 2023.

Financial Performance Guidance for 2023

The Company introduced its fiscal 2023 guidance items:

•	Domestic development activity by Applebee’s franchisees of between 10 and 20 net fewer restaurants.

•	Domestic development activity by IHOP franchisees and area licensees is now expected to be between 45 and 60 net new openings.

•	Consolidated adjusted EBITDA is expected in the range of between approximately $243 million and $255 million.

•

G&A expenses are expected to range between approximately $200 million and $210 million, due to some of our planned 2022 G&A investments extended into 2023 given the disruptions caused by the pandemic last year and other organic investments, including Fuzzy’s. This range includes non-cash stock-based compensation expense and depreciation of approximately $30 million.

•	Gross capital expenditures are expected to range between $33 million and $38 million.

Fourth Quarter of 2022 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on March 1, 2023 at 9:00 a.m. Eastern time. To access the call, please click this conference call registration link, and you will be provided with dial in details. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com/.

Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), its subsidiaries and franchisees support and operate restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® brands. As of December 31, 2022, these three brands consisted of over 3,500 restaurants, across 17 international markets, and were operated by 387 franchisees. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions, including the impact of inflation; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(Unaudited)
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$95,398	$92,008	$373,110	$357,146
Advertising revenues	72,642	70,872	289,328	274,790

Total franchise revenues	168,040	162,880	662,438	631,936
Company restaurant sales	9,694	36,582	126,869	146,000
Rental revenues	29,411	29,136	116,491	113,933
Financing revenues	820	1,032	3,604	4,298

Total revenues	207,965	229,630	909,402	896,167

Cost of revenues:
Franchise expenses:
Advertising expenses	70,377	68,385	287,063	272,303
Bad debt expense (credit)	784	(682)	261	(4,928)
Other franchise expenses	10,182	8,315	34,584	28,512

Total franchise expenses	81,343	76,018	321,908	295,887
Company restaurant expenses	9,920	35,238	121,722	136,748
Rental expenses:
Interest expense from finance leases	708	769	2,962	3,446
Other rental expenses	21,313	21,038	85,033	84,397

Total rental expenses	22,021	21,807	87,995	87,843
Financing expenses	102	108	419	464

Total cost of revenues	113,386	133,171	532,044	520,942

Gross profit	94,579	96,459	377,358	375,225
General and administrative expenses	58,800	48,947	190,746	171,838
Interest expense, net	13,389	15,375	60,742	63,331
Closure and impairment charges	(31)	385	3,062	5,409
Amortization of intangible assets	2,565	2,664	10,559	10,679
Loss (gain) on disposition of assets	496	609	(2,536)	2,045

Income before income taxes	19,360	28,479	114,785	121,923
Income tax provision	(8,009)	(8,691)	(33,674)	(24,059)

Net income	$11,351	$19,788	$81,111	$97,864

Net income available to common stockholders:
Net income	$11,351	$19,788	$81,111	$97,864
Less: Net income allocated to unvested participating restricted stock	(311)	(409)	(2,174)	(2,295)

Net income available to common stockholders	$11,040	$19,379	$78,937	$95,569

Net income available to common stockholders per share:
Basic	$0.72	$1.14	$4.97	$5.69

Diluted	$0.72	$1.14	$4.96	$5.66

Weighted average shares outstanding:
Basic	15,344	16,941	15,873	16,799

Diluted	15,370	16,991	15,901	16,890

Dividends declared per common share	$0.51	$0.40	$1.99	$0.40

Dividends paid per common share	$—	$—	$1.88	$—

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$269,655	$361,412
Receivables, net of allowance of $4,806 (2022) and $4,959 (2021)	119,981	119,968
Restricted cash	38,929	47,541
Prepaid gift card costs	30,235	28,175
Prepaid income taxes	3,063	10,529
Other current assets	17,901	6,728

Total current assets	479,764	574,353
Other intangible assets, net	597,028	539,390
Operating lease right-of-use assets	289,123	335,428
Goodwill	253,956	251,628
Property and equipment, net	145,277	179,411
Deferred rent receivable	42,329	50,257
Long-term receivables, net of allowance of $5,529 (2022) and $6,897 (2021)	39,697	42,493
Non-current restricted cash	16,400	16,400
Other non-current assets, net	17,917	10,006

Total assets	$1,881,491	$1,999,366

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$—
Accounts payable	52,067	55,956
Gift card liability	171,966	165,530
Current maturities of operating lease obligations	59,071	72,079
Current maturities of finance lease and financing obligations	7,542	10,693
Accrued employee compensation and benefits	23,456	40,785
Accrued advertising	24,157	33,752
Dividends payable	8,017	6,919
Other accrued expenses	24,446	25,016

Total current liabilities	470,722	410,730
Long-term debt, net, less current maturities	1,241,914	1,279,623
Operating lease obligations, less current maturities	275,120	320,848
Finance lease obligations, less current maturities	30,377	59,625
Financing obligations, less current maturities	28,358	31,967
Deferred income taxes, net	74,651	76,228
Deferred franchise revenue, long-term	42,343	46,100
Other non-current liabilities	19,090	17,052

Total liabilities	2,182,575	2,242,173

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; 2022 -24,959,972 issued, 15,599,239 outstanding; 2021 - 24,992,275 issued, 17,163,946 outstanding	250	250
Additional paid-in-capital	259,339	256,189
Retained earnings	84,538	35,415
Accumulated other comprehensive loss	(65)	(59)
Treasury stock, at cost; shares: 2022 - 9,360,733; 2021 - 7,828,329	(645,146)	(534,602)

Total stockholders’ deficit	(301,084)	(242,807)

Total liabilities and stockholders’ deficit	$1,881,491	$1,999,366

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income	$81,111	$97,864
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	37,952	39,885
Non-cash stock-based compensation expense	16,131	11,577
Non-cash closure and impairment charges	2,927	5,324
Non-cash interest expense	3,016	2,852
Deferred income taxes	(1,071)	(2,065)
Deferred revenue	(4,474)	(6,573)
(Gain) loss on disposition of assets	(2,536)	2,041
Other	(5,160)	(1,593)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,574)	7,301
Deferred rent receivable	7,928	6,192
Current income tax receivables and payables	8,326	(3,837)
Gift card receivables and payables	2,783	14,759
Other current assets	(12,706)	(629)
Accounts payable	(3,665)	13,131
Operating lease assets and liabilities	(11,823)	(18,212)
Accrued employee compensation and benefits	(16,264)	19,714
Accrued advertising expenses	(10,020)	12,111
Other current liabilities	(545)	(4,007)

Cash flows provided by operating activities	89,336	195,835

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	17,057	20,230
Net additions to property and equipment	(35,318)	(16,849)
Proceeds from sale of property and equipment	17,028	946
Additions to long-term receivables	(1,069)	—
Acquisition of business, net of cash acquired	(78,264)	—
Other	(338)	(466)

Cash flows (used in) provided by investing activities	(80,904)	3,861

Cash flows from financing activities:
Repayment of long-term debt	(38,768)	(9,750)
Borrowing from revolving credit facility	100,000	—
Repayment of revolving credit facility	—	(220,000)
Payment of debt issuance costs	(6,289)	—
Dividends paid on common stock	(30,765)	—
Repurchase of common stock	(120,452)	(4,191)
Principal payments on finance lease obligations	(8,946)	(10,238)
Proceeds from stock options exercised	241	25,337
Repurchase of restricted stock for tax payments upon vesting	(2,867)	(1,771)
Tax payments for share settlement of restricted stock units	(955)	(9,783)

Cash flows used in financing activities	(108,801)	(230,396)

Net change in cash, cash equivalents and restricted cash	(100,369)	(30,700)
Cash, cash equivalents and restricted cash at beginning of period	425,353	456,053

Cash, cash equivalents and restricted cash at end of period	$324,984	$425,353

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; Amortization of intangible assets; Non-cash interest expense; Gain or loss on disposition of assets; Gain or loss on extinguishment of debt; Merger and acquisition costs; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income available to common stockholders	$11,040	$19,379	$78,937	$95,569
Closure and impairment charges	(31)	385	3,062	5,409
Amortization of intangible assets	2,565	2,664	10,559	10,679
Non-cash interest expense	1,016	706	3,226	2,818
Loss (gain) on disposition of assets	496	609	(2,536)	2,045
(Gain) loss on extinguishment of debt	(1,371)	—	(210)	34
Merger and acquisition costs	5,052	—	6,027	—
Other EBITDA adjustments	1,755	—	3,268	—
Net income tax provision for above adjustments	(2,465)	(1,178)	(6,083)	(5,666)
Income tax adjustment	2,833	—	2,833
Net income allocated to unvested participating restricted stock	(272)	(68)	(538)	(363)

Net income available to common stockholders, as adjusted	$20,618	$22,497	$98,545	$110,525

Diluted net income available to common stockholders per share:
Net income available to common stockholders per share:	$0.72	$1.14	$4.96	$5.66
Closure and impairment charges	(0.00)	0.02	0.14	0.23
Amortization of intangible assets	0.12	0.11	0.49	0.46
Non-cash interest expense	0.05	0.03	0.15	0.12
Loss (gain) on disposition of assets	0.02	0.03	(0.12)	0.09
(Gain) loss on extinguishment of debt	(0.07)	—	(0.01)	—
Merger and acquisition costs	0.24		0.28
Other EBITDA adjustments	0.08	—	0.15	—
Net income tax provision for above adjustments	0.18	—	0.18	—
Net income allocated to unvested participating restricted stock	(0.02)	(0.00)	(0.03)	(0.02)
Rounding	0.02	(0.01)	0.01	—

Diluted net income available to common stockholders per share, as adjusted	$1.34	$1.32	$6.20	$6.54

Numerator for basic EPS - net income available to common stockholders, as adjusted	$20,618	$22,497	$98,545	$110,525
Effect of unvested participating restricted stock using the two-class method	—	1	1	15

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$20,618	$22,498	$98,546	$110,540

Denominator for basic EPS - weighted-average shares	15,344	16,941	15,873	16,799
Dilutive effect of stock options	26	50	28	91

Denominator for diluted EPS - weighted-average shares	15,370	16,991	15,901	16,890

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Twelve Months Ended
	December 31,
	2022	2021

	(In millions)
Cash flows provided by operating activities	$89.3	$195.8
Receipts from notes and equipment contracts receivable	10.6	12.0
Net additions to property and equipment	(35.3)	(16.8)

Adjusted free cash flow	64.6	191.0
Dividends paid on common stock	(30.8)	—
Repurchase of common stock	(120.5)	(4.2)

	$(86.7)	$186.8

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, merger and acquisition costs, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income, as reported	$11,351	$19,788	$81,111	$97,864
Closure and impairment charges	(31)	385	3,062	5,409
Interest charges on finance leases	849	1,246	4,519	5,397
All other interest charges	17,813	16,362	67,713	66,454
Income tax provision	8,009	8,691	33,674	24,059
Depreciation and amortization	9,073	9,882	37,918	39,851
Non-cash stock-based compensation	4,003	3,006	16,131	11,580
(Gain) loss on extinguishment of debt	(1,371)	17	(210)	34
Loss (gain) on disposition of assets	496	609	(2,536)	2,045
Merger and acquisition costs	5,052	—	6,027	—
Other	1,756	113	4,463	567

Adjusted EBITDA	$57,000	$60,099	$251,872	$253,260

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and twelve months ended December 31, 2022 and 2021, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Applebee’s
Global Effective Restaurants(a)
Franchise	1,657	1,614	1,617	1,621
Company	16	69	56	69

Total	1,673	1,683	1,673	1,690

System-wide(b)
Domestic sales percentage change(c)	1.0%	23.4%	4.7%	34.4%
Domestic same-restaurant sales percentage change(d)	1.7%	34.8%	5.1%	38.2%

Franchise(b)
Domestic sales percentage change(c)(e)	3.7%	23.8%	5.3%	34.4%
Domestic same-restaurant sales percentage change(d)	1.7%	35.3%	5.1%	38.2%
Average weekly domestic unit sales (in thousands)	$52.5	$51.9	$53.7	$50.9

IHOP
Global Effective Restaurants(a)
Franchise	1,610	1,581	1,597	1,571
Area license	156	156	156	156

Total	1,766	1,737	1,753	1,727

System-wide(b)
Sales percentage change(c)	3.9%	30.8%	7.7%	38.5%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	2.0%	39.2%	5.8%	40.2%

Franchise(b)
Sales percentage change(c)	3.7%	31.0%	7.7%	38.1%
Domestic same-restaurant sales percentage change(d)	1.6%	40.3%	5.7%	39.7%
Average weekly unit sales (in thousands)	$38.2	$37.5	$37.0	$34.9

Area License (b)
Sales percentage change(c)	6.5%	27.9%	7.9%	42.4%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Global Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and twelve months ended December 31, 2022 and 2021 were as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(In millions)
Reported sales

Applebee’s domestic franchise restaurant sales	$1,059.1	$1,020.9	$4,235.3	$4,021.7

Applebee’s company-operated restaurants	9.5	36.6	126.7	146.0

IHOP franchise restaurant sales	799.7	771.1	3,070.0	2,850.3

IHOP area license restaurant sales	73.4	68.9	292.7	271.3

Total	$1,941.7	$1,897.5	$7,724.7	$7,289.3

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

(e)	The Applebee’s franchise sales percentage change for 2019 was impacted by the acquisition of 69 franchise restaurants in December 2018 now reported as company-operated.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,601	1,620	1,611	1,640
Company	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,670	1,689	1,680	1,709

Franchise restaurants opened:
Domestic	2	1	4	5
International	11	—	12	1

Total franchise restaurants opened	13	1	16	6

Franchise restaurants closed:
Domestic	(4)	(10)	(13)	(25)
International	(1)	—	(5)	(10)

Total franchise restaurants closed	(5)	(10)	(18)	(35)

Net franchise restaurant development (reduction)	8	(9)	(2)	(29)
Refranchised from Company restaurants	69	—	69	—

Net franchise restaurant additions (reductions)	77	(9)	67	(29)

Summary - end of period:
Franchise	1,678	1,611	1,678	1,611
Company	—	69	—	69

Total Applebee’s restaurants, end of period	1,678	1,680	1,678	1,680

Domestic	1,569	1,578	1,569	1,578
International	109	102	109	102

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,610	1,591	1,595	1,611
Area license	156	156	156	158
Company	—	3	—	3

Total IHOP restaurants, beginning of period	1,766	1,750	1,751	1,772

Franchise/area license restaurants opened:
Domestic franchise	14	13	34	35
Domestic area license	1	—	3	2
International franchise	4	1	14	3

Total franchise/area license restaurants opened	19	14	51	40

Franchise/area license restaurants closed:
Domestic franchise	(2)	(12)	(14)	(47)
Domestic area license	(1)	—	(3)	(3)
International franchise	(1)	(1)	(4)	(10)
International area license	—	—	—	(1)

Total franchise/area license restaurants closed	(4)	(13)	(21)	(61)

Net franchise/area license restaurant development (reduction)	15	1	30	(21)
Refranchised from Company restaurants	—	3	—	4
Franchise restaurants reacquired by the Company	—	—	—	(1)

Net franchise/area license restaurant additions (reductions)	15	4	30	(18)

Franchise	1,625	1,595	1,625	1,595
Area license	156	156	156	156
Company	—	—	—	—

Total IHOP restaurants, end of period	1,781	1,751	1,781	1,751

Domestic	1,677	1,657	1,677	1,657
International	104	94	104	94

The restaurant counts and activity presented above do not include seven domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 15 international Applebee’s ghost kitchens and 42 international IHOP ghost kitchens at December 31, 2022. There were three domestic and 13 international Applebee’s ghost kitchens and 39 international IHOP ghost kitchens at December 31, 2021.